UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 17, 2012
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Compensatory Arrangements of Certain Officers

On February 14, 2012, the Compensation Committee of the Board of Directors (the “Committee”) of Alaska Air Group, Inc.(the “Company”) took the following actions.

The Committee confirmed its philosophy to set base pay for senior-most executive officers below market, with an opportunity to earn market pay through short-term and long-term incentives if the Company performs well.

The Committee set compensation for Chairman and CEO Bill Ayer, who will step down as CEO on May 15, at levels that reflect his anticipated level of service in his continuing role as executive chairman of the board. Mr. Ayer plans to reduce his service to approximately 25 percent of its former level; therefore, the Committee set his salary at $103,000, which represents 25 percent of his 2011 salary. Mr. Ayer received an equity award of 620 restricted stock units, consistent with the value of equity received by the Company's other board members.

Mr. Tilden will succeed Mr. Ayer as CEO of the Company and its airline subsidiaries effective May 15. In connection with Mr. Tilden's promotion, the Committee awarded him a special grant of 22,730 performance stock units. Mr. Tilden's base salary was set at $425,000, and he will participate in the Company's short-term annual cash incentive plan at a rate of 100 percent and in the long-term incentive equity plan at a target rate of 300 percent.

The Committee also set base salaries for the Company's other Named Executive Officers:  President of Horizon Air Industries, Inc. (“Horizon”) Glenn Johnson, $320,000; Alaska Chief Operating Officer Ben Minicucci,  $317,500; and Alaska Air Group Vice President/Finance and Chief Financial Officer Brandon Pedersen, $280,000.

Performance-Based Pay plan (the Company's annual cash incentive plan) participation rates for the 2012 plan year for Messrs. Johnson and Minicucci remain at 75 percent, the same level established by the Committee in 2011. The Committee increased Mr. Pedersen's plan participation rate from 65 percent in 2011 to 75 percent in 2012. Participation rates are expressed as a percentage of base salary for the fiscal year assuming target performance is achieved. The actual amounts paid under the PBP plan may be higher if the performance targets are exceeded or lower (or even 0 percent) if the targets are not met.

The Committee also approved grants of stock options, restricted stock units (“RSUs”) and performance stock units under the  Company's 2008 Performance Incentive Plan (“PIP”) to each of the Named Executive Officers. The table below presents the  number of shares subject to each of these awards:

	Stock Options	Stock Units	Performance Units
William S. Ayer	—	620	—
Bradley D. Tilden(a)	11,000	5,600	28,330
Glenn S. Johnson	5,600	2,800	2,800
Benito Minicucci	6,900	3,500	3,500
Brandon S. Pedersen	3,650	1,850	1,850

(a)	Includes 22,730 PSUs awarded as a special, one-time performance grant in connection with his election to CEO.

Each stock option award was granted with an exercise price of $76.00, the closing price on the New York Stock Exchange of a share of Alaska Air Group common stock on February 14, 2012. The stock options are scheduled to vest in annual installments over a four-year period. The RSUs are scheduled to vest on the third anniversary of the grant date and are payable upon vesting  in shares of Company common stock on a one-for-one basis. The performance units will be eligible to vest based 50 percent on the Company's total shareholder return (“TSR”) relative to an airline peer group and 50 percent TSR relative to the S&P 500 companies measured over the three-year period commencing January 1, 2012. The airline peer group was chosen by the Committee on the advice of the Committee's independent compensation consultant. The percentage of the performance units that vest may range from 0 percent to 200 percent, depending on the Company's relative performance during that period. Vested performance units are payable in shares of Company common stock on a one-for-one basis.

The stock options, restricted stock unit awards and performance unit awards are evidenced by applicable forms of award agreement previously filed with the Securities and Exchange Commission.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: February 17, 2012

/s/ Keith Loveless
Keith Loveless
Vice President/Legal and Corporate Affairs, General Counsel and Secretary